Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TUFCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-1723477

(State of Incorporation)	I.R.S. Employer I.D. No.

3161 South Ridge Road Green Bay, WI	54305

(Address of Principal Executive Offices)	(Zip Code)

TUFCO TECHNOLOGIES, INC. PROFIT SHARING
SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

Michael B. Wheeler
Vice President and Chief Financial Officer
Tufco Technologies, Inc.
3161 South Ridge Road
Green Bay, Wisconsin 54305
(920) 338-2700
(Name, address and telephone number, including area code, of agent for service)

With a Copy to:

Benjamin G. Lombard, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, Wisconsin 53202
414-298-8225

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price	aggregate offering
To be Registered	Registered	per share(3)	price(3)	Amount of fee
Common Stock, $0.01 par value per share(1)(2)	100,000 shares	$7.37	$737,000.00	$93.38

(1)	Shares of Common Stock of Tufco Technologies, Inc. (the “Registrant”) to be registered under the Tufco Technologies, Inc. Profit Sharing Savings and Investment Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Plan

[Cover page 1 of 2 pages]

by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of any consideration and results in any increase in the number of shares of the Registrant’s Common Stock outstanding.

(2)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purpose of calculating the registration fee. In accordance with Rules 457(c) and 457(h), the computation is based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq National Market as of March 29, 2004.

[Cover page 2 of 2 pages]

PART II - INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Tufco Technologies, Inc. (the “Registrant” or the “Company”) or the Tufco Technologies, Inc. Profit Sharing Savings and Investment Plan (the “Plan”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

          (b) All other reports filed by the Registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since September 30, 2003.

          (c) The description of the Registrant’s Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant or the Plan pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Six of the Registrant’s Restated Certificate of Incorporation and Article VII of the Registrant’s Bylaws provide for the indemnification of directors, officers and other authorized representatives of the Registrant to the maximum extent permitted by the DGCL. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

     The Registrant’s Bylaws permit it to purchase insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the foregoing provision of the Bylaws.

     The Registrant has entered into certain indemnification agreements with each of its directors (the “Indemnification Agreements”), which were ratified by the Registrant’s stockholders. Each Indemnification Agreement provides that the Registrant indemnify the indemitee to the fullest extent permitted under applicable law against all expenses and liabilities incurred in connection with any threatened, pending or completed legal action or proceeding resulting from the indemnitee’s status as a director, officer, agent or employee of the Registrant or its subsidiaries. No amounts will be paid to the extent that such expenses are covered by directors’ and officers’ liability insurance purchased by the Registrant. Additionally, no amounts may be paid on account of conduct by the indemnitee as to which it is established by a judgment or other final adjudication adverse to the indemnitee (i) that the indemnitee acted in bad faith and in a manner he did not reasonably believe to be in or not opposed to the best interests of the Registrant and (ii) with respect to any criminal proceedings, that the indemnitee had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant as disclosed above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index.

     Undertaking regarding Status of Favorable Determination Letter.

     The Registrant has received a favorable determination letter from the IRS concerning the qualification of the Tufco Technologies, Inc. Profit Sharing Savings and Investment Plan and the Registrant will submit any amendment to the Plan to the IRS in a timely manner and has made or will make all changes required by the IRS to maintain the qualification of the Plan.

Item 9. Undertakings.

     1. The undersigned Registrant hereby undertakes as follows:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on March 30, 2004.

TUFCO TECHNOLOGIES, INC.

BY	/s/ Michael B. Wheeler

Michael B. Wheeler, Vice President and
Chief Financial Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Michael B. Wheeler his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Louis LeCalsey, III	President and Chief Executive
	Officer (Principal Executive Officer)	March 30, 2004
Louis LeCalsey, III

/s/ Michael B. Wheeler	Vice President and Chief
	Financial Officer (Principal	March 30, 2004
Michael B. Wheeler	Financial Officer)

/s/ Robert J. Simon Robert J. Simon	Chairman of the Board	March 30, 2004

/s/ Samuel J. Bero Samuel J. Bero	Director	March 30, 2004

/s/ Seymour S. Preston, III Seymour S. Preston, III	Director	March 30, 2004

/s/ C. Hamilton Davison, Jr C. Hamilton Davison, Jr.	Director	March 30, 2004

/s/ William J Malooly William J. Malooly	Director	March 30, 2004

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on March 30, 2004.

TUFCO TECHNOLOGIES, INC. PROFIT SHARING
SAVINGS AND INVESTMENT PLAN

BY	TUFCO TECHNOLOGIES, INC.,
Plan Administrator:

	BY	/s/ Michael B. Wheeler

Michael B. Wheeler, Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description	Page
4.1	Tufco Technologies, Inc. Profit Sharing Savings and Investment Plan	7
23.1	Consent of Deloitte & Touch LLP Power of Attorney	59 *

*	Incorporated by reference to the signature page of this Registration Statement.